Exhibit 99.1

Company Contact:
Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
Chief Financial Officer	Financial Dynamics
215-579-7388	212-850-5606 / 212-850-5614

CollaGenex Pharmaceuticals to Sell $29 Million of Registered Common Stock

Newtown, PA – December 21, 2005 — CollaGenex Pharmaceuticals, Inc. (NASDAQ: CGPI) today announced that it has entered into definitive agreements with institutional and other investors to sell 2.9 million shares of common stock for an aggregate purchase price of $29 million.  The sale price of $10.00 per share represents a 0.2% discount to the 30-day average closing price of $10.02.  The transaction will close in two tranches, the second of which will be in early January.  The shares are being sold under a previously filed shelf registration statement, which the Securities and Exchange Commission has declared effective.

CollaGenex expects that the net proceeds of the offering will be approximately $27 million after deducting the placement agency fees and all estimated offering expenses that are payable by CollaGenex.  CollaGenex currently intends to use these funds for research and development expenses, manufacturing expenses, clinical trial costs, general and administrative expenses, potential acquisitions of companies, products and technologies that complement its business, and for working capital and other general corporate purposes.

Roth Capital Partners, LLC is acting as placement agent in connection with the offering.  SunTrust Robinson Humphrey Capital Markets acted as financial advisor to the Company in connection with the offering.  Copies of the final prospectus may be obtained from CollaGenex Pharmaceuticals, Inc., 41 University Drive, Newtown, PA 18940, Attn: Chief Financial Officer.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company and these securities cannot be sold in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company currently focused on developing and marketing proprietary, innovative medical therapies to the dermatology market.  CollaGenex’s professional dermatology sales force markets Pandel®, a prescription topical corticosteroid licensed from Altana, Inc., Alcortin™ (1% iodoquinol and 2% hydrocortisone), a prescription topical antifungal steroid combination, and Novacort™ (2% hydrocortisone acetate and 1% pramoxine HCl), a prescription topical steroid and anesthetic.  Alcortin and Novacort are marketed by the Company under a Promotion and Cooperation agreement with Primus Pharmaceuticals, Inc.  In addition, CollaGenex has filed an NDA for Oracea™, the first systemic compound for the treatment of rosacea, which is currently under evaluation by the FDA, and is conducting a 300-patient, Phase II dose-finding study to evaluate its second dermatology candidate, incyclinide, for the treatment of acne.  CollaGenex also currently sells Periostat®, which the Company developed as the first pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues and by enhancing bone protein synthesis, and Atridox®, Atrisorb FreeFlow® and Atrisorb-D FreeFlow®, which are products of QLT, Inc., the successor to Atrix Laboratories, Inc., for the treatment of adult periodontitis.

Research has shown that certain tetracyclines can be chemically modified to retain non-antibiotic properties that may make them effective in treating diseases involving inflammation and/or destruction of the body’s connective tissues.  CollaGenex is evaluating various chemically modified tetracyclines (so called “IMPACS” compounds because they are Inhibitors of Multiple Proteases And CytokineS”) to assess whether they are safe and effective in these applications.  The Company has a pipeline of innovative product candidates with possible applications in dermatology and other disease states.  In addition, CollaGenex has acquired the Restoraderm® technology, a unique, proprietary dermal drug delivery system, and plans to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

Forward-Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s financing efforts, including use of proceeds, development efforts, including research and development plans, clinical trials, development programs, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  CollaGenex’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in CollaGenex’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 under the section “Additional Factors That May Affect Future Results” as well as other documents that may be filed by CollaGenex from time to time with the Securities and Exchange Commission.  Forward-looking statements include statements regarding CollaGenex’ expectations, beliefs, intentions, goals strategies, plans or prospects regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words.  CollaGenex assumes no obligations to update the information included in this press release.

Periostat® and Restoraderm® are registered trademarks and Oracea™ is a trademark of CollaGenex Pharmaceuticals, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Novacort™ and Alcortin™ are trademarks of Primus Pharmaceuticals, Inc.

Pandel® is a trademark of Taisho Pharmaceuticals.

Atridox®, Atrisorb® and Atrisorb-D® are registered trademarks of QLT USA, Inc.

# # #